Exhibit 99.1

Greg Parker Investor Relations 210/220-5632 or Renee Sabel Media Relations 210/220-5416

FOR IMMEDIATE RELEASE

July 24, 2013

CULLEN/FROST REPORTS SECOND QUARTER RESULTS

•	Double-digit growth in loans and deposits

•	Asset quality continues to improve

SAN ANTONIO – Cullen/Frost Bankers, Inc. (NYSE: CFR) today reported results for the second quarter of 2013, as the Texas financial services leader continues to demonstrate its ability to operate effectively in a challenging regulatory and interest rate environment.

Cullen/Frost’s net income available to common shareholders for the second quarter of 2013 was $57.0 million, compared to second quarter 2012 earnings of $58.1 million. On a per-share basis, net income was $0.94 per diluted common share, compared to $0.94 per diluted common share reported a year earlier. The second quarter of 2013 included Cullen Frost’s initial preferred stock dividend of $2.7 million. Returns on average assets and common equity were 1.03 percent and 9.93 percent respectively, compared to 1.14 percent and 9.95 percent for the same period a year earlier.

“Cullen/Frost delivered another solid quarter for our shareholders, amid a slowly recovering economy, increasing regulatory challenges and continued low interest rates,” said Dick Evans, Cullen/Frost chairman and CEO. “I was pleased to see average loans increase by 11.4 percent over the same quarter of 2012, the result of our hard work and disciplined calling effort. With an 11.2 percent increase in average deposits and 6.0 percent growth in trust fees this quarter, we believe that our value proposition continues to resonate well with customers. We continue to manage expenses well.

“As always, we are fortunate to be in Texas, with its diversified economy and strong job growth,” Evans said. “Jobs in Texas are expected to grow about 2.5 percent this year, close to a percentage point faster than the national average. The Texas unemployment rate is likely to end the year at close to 6.2 percent, remaining about a percentage point below the national average. Fueled by robust energy and technology sectors and stable housing markets, Texas remains one of the strongest states in the nation.

“Despite evolving regulatory challenges, Frost is moving forward confidently, providing outstanding technology, convenience and service. With the Frost app for iPhone introduced earlier this year, we are strengthening our digital services significantly. Once again, we added locations in key Frost markets, opening two financial centers in the Dallas region and one in the Houston region this quarter. Through our marketing efforts, we are increasing brand awareness to help more Texans understand the Frost difference.

“Our dedicated employees continue to add value to customer relationships and provide exceptional, award-winning service. I am grateful to each of them for their commitment to bringing our culture to life every day,” Evans continued.

Average loans for the second quarter of 2013 were $9.2 billion, up $939 million over the $8.3 billion reported for last year’s second quarter. Average deposits were up $1.9 billion to $18.8 billion compared to $16.9 billion a year earlier.

For the first six months of 2013, net income available to common shareholders was $112.2 million, or $1.85 per diluted common share, compared to $119.1 million, or $1.93 per diluted common share, for the first six months of 2012. Returns on average assets and average common equity for the first six months of 2013 were 1.02 percent and 9.71 percent, respectively, compared to 1.19 percent and 10.27 percent for the same period in 2012.

Other noted financial data for the second quarter follows:

•

Tier 1 and Total Risk-Based Capital Ratios remained strong at 14.22 percent and 15.39 percent, respectively, at the end of the second quarter of 2013 and are in excess of well capitalized levels. The tangible common equity ratio was 7.90 percent at the end of the second quarter of 2013 compared to 8.94 percent for the same quarter last year. The tangible common equity ratio, which is a non-GAAP financial measure, is equal to end of period shareholders’

equity less preferred stock, less goodwill and intangible assets divided by end of period total assets less goodwill and intangible assets. In July 2013, the company’s primary federal regulator, the Federal Reserve, released their new capital adequacy guidelines which become effective on January 1, 2015 and include a phase in period. The company meets these guidelines today on a fully phased-in basis.

•

Net interest income on a taxable-equivalent basis increased $10.0 million, or 6.1 percent, to $174.0 million, from the $164.0 million reported a year earlier. This increase primarily resulted from an increase in the average volume of interest earning assets and was partly offset by a decrease in the net interest margin. Strong growth in deposits helped to fund the increase in the volume of earning assets. The net interest margin was 3.43 percent for the second quarter, compared to 3.61 percent for the second quarter of 2012 and 3.45 percent for the first quarter this year.

•

Non-interest income for the second quarter of 2013 was $72.5 million, compared to the $69.8 million reported a year earlier. Trust and investment management fees were $22.6 million, up $1.3 million or 6.0 percent, compared to $21.3 million in the second quarter of 2012. Most of the increase resulted from a $1.2 million increase in investment fees from the second quarter last year. Other charges, commissions and fees were $8.6 million, up $753,000, or 9.6 percent, when compared to $7.8 million reported in the same quarter a year earlier, primarily due to increases in income from the sale of mutual funds (up $497,000) and income related to the sale of annuities (up $348,000). Other income increased $1.6 million to $7.8 million, primarily related to sundry income (up $952,000) and mineral interest income (up $533,000). The increase in sundry income from various miscellaneous items included the benefit of $1.8 million related to the reversal of an accrual associated with an acquisition contingency.

•

Non-interest expense for the quarter was $149.8 million, an increase of $7.2 million, or 5.1 percent, compared to the $142.5 million reported for the second quarter of last year. Salaries and wages rose $3.9 million, or 6.2 percent, to $66.5 million as a result of normal annual merit and market increases, as well as increases in incentive compensation. Furniture and equipment expense increased $1.3 million, or 9.1 percent, from the same quarter last year, with most of the increase coming from service contracts expense and software amortization. Other non-interest expense increased $1.3 million or 3.6 percent, from a year earlier, primarily related to an increase of $985,000 in advertising/promotion, partly due to increased promotion of mobile banking products.

•

For the second quarter of 2013, the provision for possible loan losses was $3.6 million, compared to net charge-offs of $3.8 million. The loan loss provision for the second quarter of 2012 was $2.4 million, compared to net charge-offs of $3.9 million. Non-performing assets for the second quarter of 2013 were $101.7 million, compared to $105.9 million last quarter and $112.1 million a year earlier. The allowance for possible loan losses as a percentage of loans at June 30, 2013 was 1.01 percent, compared to 1.02 percent last quarter and 1.24 percent at the end of the second quarter of 2012.

Cullen/Frost Bankers, Inc. will host a conference call on Wednesday, July 24, 2013, at 10 a.m. Central Time (CT) to discuss the results for the quarter. The media and other interested parties are invited to access the call in a “listen only” mode at 800-944-6430. Digital playback of the conference call will be available after 2 p.m. CT until midnight Sunday, July 28, 2013 at 855-859-2056, with Conference ID # 18691369. The call will also be available by webcast at the URL listed below and available for playback after 2 p.m. CT. After entering the website, www.frostbank.com, go to “About Frost” on the top navigation bar, then click on Investor Relations.

Cullen/Frost Bankers, Inc. (NYSE: CFR) is a financial holding company, headquartered in San Antonio, with $22.6 billion in assets at June 30, 2013. Among the top 50 largest U.S. banks and one of 24 banks included in the KBW Bank Index, Frost provides a wide range of banking, investments and insurance services to businesses and individuals across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped clients with their financial needs during three centuries. Additional information is available at frostbank.com.

Forward-Looking Statements and Factors that Could Affect Future Results

Certain statements contained in this Earnings Release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effects of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	Acquisitions and integration of acquired businesses.

•	The ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•

The costs and effects of legal and regulatory developments including the resolution of legal proceedings or regulatory or other governmental inquiries and the results of regulatory examinations or reviews.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	2013		2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
CONDENSED INCOME STATEMENTS
Net interest income	$153,181	$152,813	$154,405	$151,532	$149,217
Net interest income(1)	173,966	172,802	172,156	167,341	163,972
Provision for loan losses	3,575	6,000	4,125	2,500	2,355
Non-interest income:
Trust and investment management fees	22,561	21,885	20,543	20,843	21,279
Service charges on deposit accounts	20,044	20,044	21,162	20,797	20,639
Insurance commissions and fees	9,266	13,070	8,436	9,964	9,171
Interchange and debit card transaction fees	4,268	4,011	4,330	4,194	4,292
Other charges, commissions and fees	8,578	7,755	7,740	7,265	7,825
Net gain (loss) on securities transactions	6	5	4,435	—	370
Other	7,786	11,010	9,241	8,095	6,187

Total non-interest income	72,509	77,780	75,887	71,158	69,763

Non-interest expense:
Salaries and wages	66,502	66,465	67,442	64,984	62,624
Employee benefits	14,629	17,991	12,867	14,019	14,048
Net occupancy	12,645	11,979	11,772	13,193	12,213
Furniture and equipment	14,986	14,185	13,932	14,193	13,734
Deposit insurance	2,835	2,889	3,159	2,593	2,838
Intangible amortization	788	820	918	973	994
Other	37,373	41,485	35,977	34,495	36,085

Total non-interest expense	149,758	155,814	146,067	144,450	142,536

Income before income taxes	72,357	68,779	80,100	75,740	74,089
Income taxes	12,694	13,591	19,912	17,071	16,027

Net income	59,663	55,188	60,188	58,669	58,062
Preferred stock dividends	2,688	—	—	—	—

Net income available to common shareholders	$56,975	$55,188	$60,188	$58,669	$58,062

PER COMMON SHARE DATA
Earning per common share - basic	$0.95	$0.91	$0.98	$0.95	$0.94
Earning per common - diluted	0.94	0.91	0.97	0.95	0.94
Cash dividends per common share	0.50	0.48	0.48	0.48	0.48
Book value per common share at end of quarter	37.91	38.33	39.32	39.35	38.48

OUTSTANDING COMMON SHARES
Period-end common shares	60,236	59,970	61,479	61,462	61,404
Weighted-average common shares - basic	60,011	60,593	61,382	61,317	61,291
Dilutive effect of stock compensation	664	581	339	369	344
Weighted-average common shares - diluted	60,675	61,174	61,721	61,686	61,635

SELECTED ANNUALIZED RATIOS
Return on average assets	1.03%	1.01%	1.09%	1.11%	1.14%
Return on average common equity	9.93	9.49	9.84	9.75	9.95
Net interest income to average earning assets(1)	3.43	3.45	3.48	3.54	3.61

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	2013		2012
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,207	$9,109	$8,868	$8,635	$8,268
Earning assets	20,468	20,415	20,138	19,218	18,605
Total assets	22,232	22,213	21,964	21,010	20,401
Non-interest-bearing demand deposits	7,452	7,431	7,690	7,161	6,829
Interest-bearing deposits	11,319	11,292	10,736	10,289	10,053
Total deposits	18,771	18,723	18,426	17,450	16,882
Shareholders’ equity	2,445	2,431	2,433	2,393	2,347

Period-End Balance:
Loans	$9,233	$9,162	$9,224	$8,811	$8,490
Earning assets	20,755	20,787	21,148	20,024	19,033
Goodwill and intangible assets	542	543	544	545	546
Total assets	22,572	22,498	23,124	21,848	20,866
Total deposits	19,078	19,044	19,497	18,245	17,277
Shareholders’ equity	2,428	2,443	2,417	2,419	2,363
Adjusted shareholders’ equity(1)	2,272	2,229	2,179	2,144	2,110

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$93,400	$93,589	$104,453	$105,401	$105,648
as a percentage of period-end loans	1.01%	1.02%	1.13%	1.20%	1.24%

Net charge-offs:	$3,764	$16,864	$5,073	$2,747	$3,888
Annualized as a percentage of average loans	0.16%	0.75%	0.23%	0.13%	0.19%

Non-performing assets:
Non-accrual loans	$86,714	$91,644	$89,744	$106,407	$92,255
Restructured loans	1,900	1,613	—	—	—
Foreclosed assets	13,047	12,630	15,502	18,524	19,818

Total	$101,661	$105,887	$105,246	$124,931	$112,073
As a percentage of:
Total loans and foreclosed assets	1.10%	1.15%	1.14%	1.41%	1.32%
Total assets	0.45	0.47	0.46	0.57	0.54

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.22%	14.23%	13.68%	14.10%	14.07%
Total Risk-Based Capital Ratio	15.39	15.44	15.11	15.62	15.61
Leverage Ratio	8.60	8.42	8.28	8.59	8.65
Equity to Assets Ratio (period-end)	10.76	10.86	10.45	11.07	11.32
Equity to Assets Ratio (average)	11.00	10.94	11.08	11.39	11.51

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2013	2012
CONDENSED INCOME STATEMENTS
Net interest income	$305,994	$298,924
Net interest income(1)	346,767	328,679
Provision for loan losses	9,575	3,455
Non-interest income:
Trust and investment management fees	44,446	41,931
Service charges on deposit accounts	40,088	41,433
Insurance commissions and fees	22,336	21,548
Interchange and debit card transaction fees	8,279	8,409
Other charges, commissions and fees	16,333	15,175
Net gain (loss) securities transactions	11	(121)
Other	18,796	13,367

Total non-interest income	150,289	141,742

Non-interest expense:
Salaries and wages	132,967	126,326
Employee benefits	32,620	30,749
Net occupancy	24,624	24,010
Furniture and equipment	29,171	27,154
Deposit insurance	5,724	5,335
Intangible amortization	1,608	2,005
Other	78,858	68,997

Total non-interest expense	305,572	284,576

Income before income taxes	141,136	152,635
Income taxes	26,285	33,540

Net Income	114,851	119,095
Preferred stock dividends	2,688	—

Net income available to common shareholders	$112,163	$119,095

PER COMMON SHARE DATA
Earning per common share – basic	$1.86	$1.94
Earning per common share – diluted	1.85	1.93
Cash dividends per common share	0.98	0.94
Book value per common share at end of period	37.91	38.48

OUTSTANDING COMMON SHARES
Period-end common shares	60,236	61,404
Weighted-average common shares - basic	60,300	61,246
Dilutive effect of stock compensation	629	339
Weighted-average common shares - diluted	60,929	61,585

SELECTED ANNUALIZED RATIOS
Return on average assets	1.02%	1.19%
Return on average common equity	9.71	10.27
Net interest income to average earning assets(1)	3.44	3.67

(1)	Taxable-equivalent basis assuming a 35% tax rate.

Cullen/Frost Bankers, Inc.

CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)

	As of or for the Six Months Ended June 30,
	2013	2012
BALANCE SHEET SUMMARY
($ in millions)
Average Balance:
Loans	$9,158	$8,159
Earning assets	20,442	18,346
Total assets	22,223	20,161
Non-interest-bearing demand deposits	7,442	6,614
Interest-bearing deposits	11,305	10,025
Total deposits	18,747	16,639
Shareholders’ equity	2,438	2,332

Period-End Balance:
Loans	$9,233	$8,490
Earning assets	20,755	19,033
Goodwill and intangible assets	542	546
Total assets	22,572	20,866
Total deposits	19,078	17,277
Shareholders’ equity	2,428	2,363
Adjusted shareholders’ equity(1)	2,272	2,109

ASSET QUALITY
($ in thousands)
Allowance for loan losses	$93,400	$105,648
as a percentage of period-end loans	1.01%	1.24%

Net charge-offs:	$20,628	$7,954
Annualized as a percentage of average loans	0.45%	0.20%

Non-performing assets:
Non-accrual loans	$86,714	$92,255
Restructured Loans	1,900	—
Foreclosed assets	13,047	19,818

Total	$101,661	$112,073
As a percentage of:
Total loans and foreclosed assets	1.10%	1.32%
Total assets	0.45	0.54

CONSOLIDATED CAPITAL RATIOS
Tier 1 Risk-Based Capital Ratio	14.22%	14.07%
Total Risk-Based Capital Ratio	15.39	15.61
Leverage Ratio	8.60	8.65
Equity to Assets Ratio (period-end)	10.76	11.32
Equity to Assets Ratio (average)	10.97	11.57

(1)	Shareholders’ equity excluding accumulated other comprehensive income (loss).